EXHIBIT 21

LIST OF OPERATING SUBSIDIARIES

The following is a list of our subsidiaries at December 31, 2025 other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary.

Name	Jurisdiction of Formation
Aera Energy LLC	California
Berry Corporation (bry)	Delaware
Berry Petroleum Company, LLC	Delaware
California Resources Elk Hills, LLC	Delaware
CRC Marketing, Inc.	Delaware
Green Gate Intermediate LLC	Delaware
Green Gate Resources E LLC	Delaware
Green Gate Resources Holdings LLC	Delaware
Green Gate Resources Parent LLC	Delaware
Green Gate Resources S LLC	Delaware
Petra Merger Sub S, LLC	Delaware